EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JUNE CASH DISTRIBUTION

Dallas, Texas, June 20, 2014 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.168175 per unit, payable on July 15, 2014, to unitholders of record on June 30, 2014. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	15,000	121,000	$94.69	$6.86
Prior Month	18,000	131,000	$94.51	$9.56

Excess Costs

XTO Energy has advised the trustee that a missing payment from a purchaser caused costs to exceed revenues on properties underlying the Oklahoma Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

Trustee Resignation

On May 23, 2014, Cross Timbers Royalty Trust announced that the Special Meeting of the Trust’s unitholders scheduled for May 23, 2014 for the purpose of obtaining approval of the appointment of Southwest Bank as successor trustee of the Trust, was adjourned due to the lack of the requisite quorum. The Special Meeting has been adjourned until Friday, June 20, 2014 at 2:00 p.m., local time at Shady Oaks Country Club, 320 Roaring Springs Road, Fort Worth, TX 76114.

For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 877-228-5084